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                                                                  EXHIBIT (d)(1)

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                   JOMED N.V.
                            JOMED ACQUISITION CORP.
                                      AND
                             ENDOSONICS CORPORATION
                                  DATED AS OF
                                 AUGUST 5, 2000
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                               TABLE OF CONTENTS

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                                        ARTICLE I

DEFINITIONS....................................................................      2
    Section 1.1    DEFINITIONS.................................................      2

                                       ARTICLE II

THE OFFER......................................................................      9
    Section 2.1    THE OFFER...................................................      9
    Section 2.2    COMPANY ACTION..............................................     11
    Section 2.3    DIRECTORS...................................................     12
    Section 2.4    MERGER WITHOUT MEETING OF SHAREHOLDERS......................     13

                                       ARTICLE III

THE MERGER AND RELATED MATTERS.................................................     14
    Section 3.1    THE MERGER..................................................     14
    Section 3.2    CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION...     14
    Section 3.3    BY-LAWS OF THE SURVIVING CORPORATION........................     14
    Section 3.4    DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.........     14
    Section 3.5    CLOSING.....................................................     15

                                       ARTICLE IV

CONVERSION OF SECURITIES.......................................................     15
    Section 4.1    CONVERSION OF CAPITAL STOCK.................................     15
    Section 4.2    EXCHANGE OF CERTIFICATES....................................     16
    Section 4.3    DISSENTERS' RIGHTS..........................................     17
    Section 4.4    LOST, STOLEN OR DESTROYED CERTIFICATES......................     18
    Section 4.5    COMPANY STOCK PLANS.........................................     18
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                                        ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................     19
    Section 5.1    DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER.........     20
    Section 5.2    AUTHORIZATION AND VALIDITY OF AGREEMENT.....................     20
    Section 5.3    CAPITALIZATION..............................................     21
    Section 5.4    CONSENTS AND APPROVALS; NO VIOLATIONS.......................     22
    Section 5.5    COMPANY REPORTS AND FINANCIAL STATEMENTS....................     23
    Section 5.6    INFORMATION TO BE SUPPLIED..................................     24
    Section 5.7    ABSENCE OF CERTAIN EVENTS...................................     24
    Section 5.8    LITIGATION..................................................     25
    Section 5.9    TITLE TO PROPERTIES; ENCUMBRANCES...........................     25
    Section 5.10   COMPLIANCE WITH LAWS........................................     25
    Section 5.11   COMPANY EMPLOYEE BENEFIT PLANS..............................     28
    Section 5.12   [Intentionally Left Blank.].................................     31
    Section 5.13   TAXES.......................................................     31
    Section 5.14   INTELLECTUAL PROPERTY.......................................     33
    Section 5.15   BROKER'S OR FINDER'S FEE....................................     34
    Section 5.16   ENVIRONMENTAL MATTERS.......................................     34
    Section 5.17   STATE TAKEOVER STATUTES.....................................     36
    Section 5.18   VOTING REQUIREMENTS; BOARD APPROVAL.........................     36
    Section 5.19   OPINION OF FINANCIAL ADVISOR................................     37
    Section 5.20   CONTRACTS...................................................     37
    Section 5.21   PRODUCTS LIABILITY..........................................     37

                                       ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.........................     38
    Section 6.1    DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER.........     38
    Section 6.2    AUTHORIZATION AND VALIDITY OF AGREEMENT.....................     38
    Section 6.3    CONSENTS AND APPROVALS; NO VIOLATIONS.......................     38
    Section 6.4    INFORMATION TO BE SUPPLIED..................................     39
    Section 6.5    BROKER'S OR FINDER'S FEE....................................     40
    Section 6.6    OWNERSHIP OF CAPITAL STOCK..................................     40
    Section 6.7    NO PRIOR ACTIVITIES.........................................     40
    Section 6.8    FINANCING...................................................     40
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                                       ARTICLE VII

COVENANTS PRIOR TO CLOSING DATE................................................     41
    Section 7.1    ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS.....     41
    Section 7.2    CONFIDENTIALITY.............................................     42
    Section 7.3    CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE CLOSING
                     DATE......................................................     42
    Section 7.4    COMPANY SHAREHOLDER MEETING; PREPARATION OF PROXY
                     STATEMENT.................................................     46
    Section 7.5    REASONABLE BEST EFFORTS; NOTIFICATION; INFORMATION AGENT....     47
    Section 7.6    NO SOLICITATION.............................................     48
    Section 7.7    ANTITRUST LAWS..............................................     51
    Section 7.8    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.........     52
    Section 7.9    PUBLIC ANNOUNCEMENTS........................................     52
    Section 7.10   TRANSFER TAXES..............................................     52
    Section 7.11   EMPLOYEE BENEFITS...........................................     53
    Section 7.12   OPTION TO ACQUIRE ADDITIONAL SHARES.........................     53
    Section 7.13   ACTIONS REGARDING THE RIGHTS................................     54
    Section 7.14   PARENT APPROVAL OF INCREASE TO AUTHORIZED CAPITAL...........     54

                                      ARTICLE VIII

CONDITIONS TO THE MERGER.......................................................     54
    Section 8.1    CONDITIONS TO OBLIGATIONS OF EACH PARTY.....................     54
    Section 8.2    CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER.......     55
    Section 8.3    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY................     55

                                       ARTICLE IX

TERMINATION AND ABANDONMENT....................................................     55
    Section 9.1    TERMINATION.................................................     55
    Section 9.2    EFFECT OF TERMINATION.......................................     57
    Section 9.3    PAYMENT OF CERTAIN FEES.....................................     57
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                                        ARTICLE X

MISCELLANEOUS..................................................................     59
    Section 10.1   REPRESENTATIONS AND WARRANTIES..............................     59
    Section 10.2   EXTENSION; WAIVER...........................................     59
    Section 10.3   NOTICES.....................................................     59
    Section 10.4   ENTIRE AGREEMENT............................................     60
    Section 10.5   BINDING EFFECT; BENEFIT; ASSIGNMENT.........................     60
    Section 10.6   AMENDMENT AND MODIFICATION..................................     61
    Section 10.7   FURTHER ACTIONS.............................................     61
    Section 10.8   HEADINGS....................................................     61
    Section 10.9   ENFORCEMENT.................................................     61
    Section 10.10  COUNTERPARTS................................................     62
    Section 10.11  APPLICABLE LAW..............................................     62
    Section 10.12  SEVERABILITY................................................     62
    Section 10.13  WAIVER OF JURY TRIAL........................................     62
    Section 10.14  PARENT GUARANTEE............................................     62
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                          AGREEMENT AND PLAN OF MERGER

    A G R E E M E N T AND PLAN OF MERGER, dated as of August 5, 2000 (this "AGREEMENT"), by and among JOMED N.V., a company organized under the laws of The Netherlands ("PARENT"), JOMED ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("PURCHASER"), and ENDOSONICS CORPORATION, a Delaware corporation (the "COMPANY").

    WHEREAS, the Boards of Directors of Parent and the Company each have determined that it is advisable and in the best interests of each corporation and their respective shareholders to consummate the acquisition of the Company by Parent, upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer to acquire any and all shares of the issued and outstanding common stock, U.S.$.001 par value, of the Company (the "COMPANY COMMON STOCK"), including the related Rights (as hereinafter defined), for U.S.$11.00 per share, net to the seller in cash; and

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of each of Parent, Purchaser and the Company have approved this Agreement and the transactions contemplated hereby, including the merger of Purchaser with and into the Company, with the Company as the surviving corporation following the Offer (as hereinafter defined).

    NOW THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.1 DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

    "ACTIVITIES TO DATE" shall have the meaning set forth in Section 5.10(c).

    "ACQUISITION AGREEMENT" shall have the meaning set forth in Section 7.6(b).

                                       2
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    "AFFILIATE" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; PROVIDED that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

    "AGREEMENT" shall have the meaning set forth in the preamble hereto.

    "ANTITRUST AUTHORITIES" shall have the meaning set forth in Section 7.7(d).

    "ANTITRUST LAW" shall have the meaning set forth in Section 7.7(d).

    "ACQUIRING PERSON" shall have the meaning set forth in Section 5.17(b).

    "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required to close.

    "CAPITAL BUDGET" shall have the meaning set forth in Section 7.3(b)(5).

    "CERTIFICATE OF MERGER" shall have the meaning set forth in Section 3.1(b).

    "CERTIFICATES" shall have the meaning set forth in Section 4.2(b).

    "CLOSING" shall have the meaning set forth in Section 3.5.

    "CLOSING DATE" shall have the meaning set forth in Section 3.5.

    "CODE" shall have the meaning set forth in Section 5.11(b).

    "COMPANY" shall have the meaning set forth in the preamble hereto.

    "COMPANY BENEFIT PLANS" shall have the meaning set forth in
Section 5.11(a).

    "COMPANY COMMON STOCK" shall have the meaning set forth in the recitals hereof.

    "COMPANY DISCLOSURE SCHEDULE" shall have the meaning set forth in
Article V.

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
    "COMPANY MATERIAL ADVERSE EFFECT" shall mean any event, change, occurrence, effect, fact or circumstance that is materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of the Company's stock after the date hereof;
(b) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (c) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Offer or the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (d) any adverse change, effect, event, occurrence, state of facts or development related to any action or inaction by Parent or Purchaser (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (e) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where the Company or any of its Subsidiaries has material operations or sales; (f) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) as a result of the Company's entry into, and as permitted by, this Agreement, the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement; or (g) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement.

    "COMPANY PREFERRED STOCK" shall have the meaning set forth in
Section 5.3(a).

    "COMPANY PRODUCTS" shall have the meaning set forth in Section 5.10(c).

    "COMPANY RECOMMENDATION" shall have the meaning set forth in Section 7.4.

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    "COMPANY SEC REPORTS" shall have the meaning set forth in Section 5.5(a).

    "COMPANY SHAREHOLDER APPROVAL" shall mean the approval of not less than a majority of the vote of all outstanding shares of Company Common Stock (voting as one class, with each share having one vote) of this Agreement and the Merger at the Company Shareholder Meeting.

    "COMPANY SHAREHOLDER MEETING" shall have the meaning set forth in
Section 7.4.

    "COMPANY STOCK PLANS" shall have the meaning set forth in Section 4.5(c).

    "CONTRACTS" shall have the meaning set forth in Section 5.4.

    "DEFECT" shall have the meaning set forth in Section 5.21.

    "DGCL" shall mean the Delaware General Corporation Law, as currently in effect and amended from time to time.

    "DISSENTING SHAREHOLDERS" shall have the meaning set forth in
Section 4.1(c).

    "DISTRIBUTION DATE" shall have the meaning set forth in Section 5.17(b).

    "EFFECTIVE TIME" shall have the meaning set forth in Section 3.1(b).

    "ENVIRONMENTAL CLAIMS" shall have the meaning set forth in Section 5.16(b).

    "ENVIRONMENTAL LAW" shall have the meaning set forth in Section 5.16(b).

    "ERISA" shall have the meaning set forth in Section 5.11(a).

    "ERISA AFFILIATE" shall have the meaning set forth in Section 5.11(a).

    "EUROPEAN ANTITRUST LAWS" shall have the meaning set forth in Section 5.4.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "EXPENSES" shall have the meaning set forth in Section 9.3(b).

    "FDA" shall mean the U.S. Food and Drug Administration.

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
    "FULLY DILUTED BASIS" with respect to any Person, shall mean all outstanding securities entitled generally to vote in the election of directors of such Person on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable for or convertible into such voting securities.

    "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

    "GLOBAL COORDINATOR" shall mean Credit Suisse First Boston (Europe) Limited, the Global Coordinator for the Parent Equity Offering.

    "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in Section 5.4.

    "HAZARDOUS MATERIALS" shall have the meaning set forth in Section 5.16(b).

    "HSR ACT" shall have the meaning set forth in Section 5.4.

    "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.8(a).

    "INTELLECTUAL PROPERTY RIGHTS" shall have the meaning set forth in
Section 5.14(a).

    "ISSUANCE OBLIGATION" shall have the meaning set forth in Section 5.3(a).

    "LAWS" shall have the meaning set forth in Section 5.4.

    "LICENSES" shall have the meaning set forth in Section 5.10(c).

    "LIENS" shall mean any and all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges or other encumbrances of any nature or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided under applicable Federal or state securities laws).

    "MATERIAL CONTRACTS" shall have the meaning set forth in Section 5.20.

    "MERGER" shall have the meaning set forth in Section 3.1(a).

    "MERGER CONSIDERATION" shall have the meaning set forth in Section 4.1(c).

    "MINIMUM CONDITION" shall have the meaning set forth in Section 2.1(a).

    "OFFER" shall have the meaning set forth in Section 2.1(a).

    "OFFER DOCUMENTS" shall have the meaning set forth in Section 2.1(b).

    "OFFER PRICE" shall the meaning set forth in Section 2.1(a).

    "OFFER TO PURCHASE" shall have the meaning set forth in Section 2.1(a).

    "OPTION" shall have the meaning set forth in Section 7.12(a).

    "OPTION SHARES" shall have the meaning set forth in Section 7.12(a).

    "ORDERS" shall have the meaning set forth in Section 5.4.

    "PARENT" shall have the meaning set forth in the preamble hereto.

    "PARENT DISCLOSURE SCHEDULE" shall have the meaning set forth in
Article VI.

    "PARENT EQUITY OFFERING" shall have the meaning set forth in Section 6.3.

    "PARENT MATERIAL ADVERSE EFFECT" shall mean any event, change, occurrence, effect, fact or circumstance that is materially adverse to (i) the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole.

    "PARENT ORDINARY SHARES" shall have the meaning set forth in Section 6.3.

    "PAYING AGENT" shall have the meaning set forth in Section 4.2(a).

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "PERMITS" shall have the meaning set forth in Section 5.10(b).

    "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, a group and a government or other department or agency thereof.

    "PRODUCT" shall have the meaning set forth in Section 5.21.

    "PROXY STATEMENT" shall have the meaning set forth in Section 7.4.

    "PURCHASE AGREEMENT" shall mean the agreement to be entered into between the Parent and the Global Coordinator acting on behalf of the several Managers named therein relating to the purchase of Parent Ordinary Shares in the Parent Equity Offering, substantially in the form attached to the commitment letter referred to in Section 6.8.

    "PURCHASER" shall have the meaning set forth in the preamble hereto.

    "PURCHASER BENEFIT PLANS" shall have the meaning set forth in Section 7.11.

    "PURCHASER COMMON STOCK" shall mean Purchaser's common stock, par value U.S.$.01 per share.

    "REGISTRATIONS" shall have the meaning set forth in Section 5.10(h).

    "RELEASES" shall have the meaning set forth in Section 5.16(b).

    "RETURNS" shall have the meaning set forth in Section 5.13(a).

    "RIGHTS" means the preferred share purchase rights issued by the Company pursuant to the Rights Agreement.

    "RIGHTS AGREEMENT" means the Preferred Shares Rights Agreement, dated October 20, 1998, between the Company and ChaseMellon Shareholders Services, L.L.C.

    "SCHEDULE 14D-9" shall have the meaning set forth in Section 2.2(b).

    "SCHEDULE TO" shall have the meaning set forth in Section 2.1(b).

    "SEC" shall mean the U.S. Securities and Exchange Commission.

    "SECRETARY OF STATE" shall have the meaning set forth in Section 3.1(b).

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

    "STOCK OPTIONS" shall have the meaning set forth in Section 4.5(a).

    "STOCK OPTION PLANS" shall have the meaning set forth in Section 4.5(a).

    "SUBSIDIARY" with respect to a Person shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner or (y) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

    "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 7.6(a).

    "SURVIVING CORPORATION" shall have the meaning set forth in Section 3.1(a).

    "TAKEOVER PROPOSAL" shall have the meaning set forth in Section 7.6(a).

    "TAXES" shall have the meaning set forth in Section 5.13(a).

    "TERMINATION DATE" shall have the meaning set forth in Section 9.1(d)(1).

    "TERMINATION FEE" shall have the meaning set forth in Section 9.3(a).

    "THIRD PARTY ACQUISITION EVENT" shall have the meaning set forth in Section 9.3(b).

    "TRANSFER TAXES" shall have the meaning set forth in Section 7.10.

    "U.S. $" shall mean United States dollars.

    "VOTING DEBT" shall have the meaning set forth in Section 5.3(a).

    "WARN ACT" shall have the meaning set forth in Section 5.22.

                                   ARTICLE II
                                   THE OFFER

    Section 2.1 THE OFFER. (a) Provided that this Agreement shall not have been terminated pursuant to Section 9.1 hereof, following the public announcement of the terms of this Agreement (which public announcement shall occur no later than the first Business Day following the execution of this Agreement), not later than August 21, 2000, Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) a tender offer (the "OFFER") to purchase any and all of the shares of Company

Common Stock outstanding (including the related Rights) at a price of U.S.$11.00 per share, net to the seller in cash (such price, or such higher price pershare of Company Common Stock as may be paid in the Offer, being referred to herein as the "OFFER PRICE"). The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and/or Purchaser, represents at least a majority of the shares of Company Common Stock outstanding on a fully-diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") and the related letter of transmittal, each in form reasonably satisfactory to the Company, containing the terms set forth in this Agreement and the conditions set forth in Annex I.

    Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; PROVIDED that (i) the Minimum Condition may be waived only with the prior written consent of the Company and
(ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price, decreases the number of shares of Company Common Stock sought in the Offer, adds to or modifies, in a manner adverse to the stockholders of the Company, the conditions to the Offer set forth in Annex I, or (except as provided in the next sentence) changes the expiration date of the Offer, without the prior written consent of the Company. Without the consent of the Company, Purchaser shall have the right to extend the expiration date of the Offer (which shall initially be 20 Business Days from the commencement date of the Offer), (i) for up to five additional Business Days, (ii) from time to time thereafter if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, (iii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, or (iv) for up to 10 additional Business Days, if, immediately prior to the scheduled or extended expiration date of the Offer, the Company Common Stock tendered and not withdrawn pursuant to the Offer constitute more than 80% and less than 90% of the outstanding Company Common Stock, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

    If any of the conditions to the Offer is not satisfied or waived on any scheduled or extended expiration date of the Offer, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer, if such condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived; PROVIDED that Purchaser shall not be required to extend the Offer beyond November 15, 2000. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Purchaser shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

    (b) As soon as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (the "SCHEDULE TO") with respect to the Offer (such Schedule TO and such documents included therein pursuant to which the Offer will be made, including the Offer to Purchase and the related letter of transmittal, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. The Purchaser also agrees to provide the Company and its counsel in writing with any comments the Purchaser and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel a reasonable opportunity to review and comment on the response of the Purchaser to such comments.

    Section 2.2 COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interests of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL and
(iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company further represents that U.S. Bancorp Piper Jaffray Inc. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of shares of Company Common Stock (other than Parent, Purchaser or their Affiliates) from a financial point of view. The Company has been advised that all of its directors and executive officers who own shares of Company Common Stock intend either to tender their shares of Company Common Stock pursuant to the Offer or to vote in favor of the Merger. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

    (b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to above. The Company, Parent and Purchaser each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company also agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel a reasonable opportunity to review and comment on the response of the Company to such comments.

    Section 2.3 DIRECTORS. (a) Promptly upon the purchase of and payment for not less than a majority of the outstanding shares of Company Common Stock by Parent or any of its Subsidiaries pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, on the Board of Directors such that the percentage of its designees on the Board shall equal the percentage of the outstanding shares of Company Common Stock beneficially owned by Parent and its affiliates. In furtherance thereof, the Company shall, upon request of the Purchaser, use its best efforts promptly to cause Parent's designees to be so elected to the Company's Board, and in furtherance thereof, to the extent necessary, increase the size of the Board of Directors or use its best efforts to obtain the resignation of such number of its current directors as is necessary to give effect to the foregoing provision. At such time, the Company shall also, upon the request of Purchaser, use its best efforts to cause Persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

Notwithstanding the foregoing, until the Effective Time, the Board of Directors of the Company shall have at least three directors who are directors of the Company on the date of this Agreement (the "CONTINUING DIRECTORS"). The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Purchaser shall supply the Company in writing, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Parent's designees under this Section 2.3(a). The provisions of this Section 2.3(a) are in addition to and shall not limit any rights which Purchaser, Parent or any of their Affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of law with respect to the election of directors or otherwise.

    (b) Following the election or appointment of Parent's designees pursuant to
Section 2.3(a), the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall be required or permitted to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company's Board of Directors, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Purchaser or (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company; PROVIDED that if there shall be no such Continuing Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

    Section 2.4 MERGER WITHOUT MEETING OF SHAREHOLDERS. In the event that Purchaser or any of its Subsidiaries shall acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (and in any event not more than five Business Days) after such acquisition, without the Company Shareholder Meeting, in accordance with Section 253 of the DGCL.

                                  ARTICLE III
                         THE MERGER AND RELATED MATTERS

    Section 3.1 THE MERGER. (a) Subject to the terms and upon the conditions of this Agreement, at the Effective Time the Company and Purchaser shall consummate a merger (the "MERGER") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the Laws of the State of Delaware.

    (b) Parent, Purchaser and the Company shall cause a Certificate of Merger, or, if applicable in the event that Purchaser acquires at least 90% of the outstanding shares of Company Common Stock, a Certificate of Ownership and Merger (as applicable, the "CERTIFICATE OF MERGER"), to be executed and filed on the date of the Closing (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware (the "SECRETARY OF STATE") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME."

    (c) From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the DGCL.

    Section 3.2 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

    Section 3.3 BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

    Section 3.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the DGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

    Section 3.5 CLOSING. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., local time, on the later to occur of (a) the day of (and immediately following) the receipt of approval of the Merger by the Company's stockholders, or as soon as practicable (and in any event not more than five Business Days) after expiration of the Offer if such approval is not required and (b) a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (the "CLOSING DATE"), at the offices of Skadden, Arps, Slate, Meagher & Flom, Four Times Square, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

                                   ARTICLE IV
                            CONVERSION OF SECURITIES

    Section 4.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of capital stock of Purchaser:

    (a) PURCHASER CAPITAL STOCK. Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK AND PURCHASER-OWNED STOCK. All shares of Company Common Stock that are owned by the Company or any Subsidiary of the Company and any shares of Company Common Stock owned by Purchaser or any Subsidiary of the Purchaser immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; PROVIDED that shares of Company Common Stock held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company or any Subsidiaries thereof shall not be deemed to be held by the Company regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such shares.

    (c) EXCHANGE OF SHARES OF COMPANY COMMON STOCK. Each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and any shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the

DGCL ("DISSENTING SHAREHOLDERS")) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such share in the manner provided in Section 4.2. All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 4.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such shares of Company Common Stock as determined in accordance with Section 262 of the DGCL.

    Section 4.2  EXCHANGE OF CERTIFICATES.

    (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a New York City-based bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "PAYING AGENT") to receive the funds to which holders of such shares shall become entitled pursuant to Section 4.1(c). Prior to the filing of the Certificate of Merger with the Secretary of State, Parent shall deposit with the Paying Agent cash in U.S. dollars in an amount sufficient to pay the Merger Consideration as provided herein. The Paying Agent shall invest such funds as directed by the Surviving Corporation on a daily basis; PROVIDED that no such investment or loss thereon shall affect the amounts payable to the Company's stockholders pursuant to this Article IV. Parent and the Surviving Corporation shall replace any monies lost through an investment made pursuant to this Section 4.2. Any interest and other income resulting from such investments shall be paid promptly to the Surviving Corporation.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 4.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 4.2. The right of any stockholder to receive the Merger Consideration shall be subject to and reduced by any applicable withholding Tax obligation.

    (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN THE SHARES OF COMPANY COMMON STOCK. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article IV.

    (d) TERMINATION OF FUND; NO LIABILITY. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 4.3 DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the "fair value" of such holder's shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration except as provided in this Section
4.3 and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 4.1.

    Section 4.4 LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration for each of the shares of Company Common Stock represented by such Certificate.

    Section 4.5 COMPANY STOCK PLANS. (a) The Company, the Company's Board of Directors and each relevant committee of the Company's Board of Directors shall, effective as of the consummation of the Offer, cause each share of restricted Company Common Stock, including those subject to mandatory resale provisions under Dutch law (collectively, "RESTRICTED SHARES"), and each employee, consultant or director option to purchase shares of Company Common Stock (collectively, the "STOCK OPTIONS") which is outstanding immediately prior to the consummation of the Offer under the Company's Restated 1988 Stock Option Plan, the Company's 1998 Stock Option Plan, and the Company's 1999 Nonstatutory Option Plan (including, without limitation, any option originally granted under the Microsound Corporation 1997 Stock Plan), each as amended, all other plans and all individual grants of the Company or its Subsidiaries (the "STOCK OPTION PLANS") to vest all Restricted Shares and to have all restrictions and mandatory resale provisions lapse (in the case of the Restricted Shares), and (in the case of the Stock Options), whether or not then exercisable or vested, to become fully exercisable and vested. For purposes of each Stock Option Plan in which the defined term "Corporate Transaction" is used, the Company shall cause the Company's Board of Directors or each relevant committee of the Company's Board of Directors acting as administrator of each such Stock Option Plan to determine prior to the consummation of the Offer that the consummation of the Offer and the Merger constitute a single "Corporate Transaction". The Company shall use its reasonable best efforts to cause each Stock Option that is outstanding immediately prior to the consummation of the Offer to be cancelled in exchange for an amount in cash, payable at the consummation of the Offer, equal to the product of (i) the number of shares of Company Common Stock subject to such Stock Option and (ii) the excess, if any, of the Offer Price over the per share exercise price of such Stock Option. The Company, the Company's Board of Directors and each relevant committee of the Company's Board of Directors shall use their reasonable best efforts to obtain the written consent of the holder of each Stock Option, effective upon the consummation of the Offer, to such cancellation. Subject to having obtained any necessary consents from the holders of Stock Options, the Company shall cause the Company's Board of Directors or each relevant committee of the Company's Board of Directors to make any amendments to the Stock Option Plans or stock option agreements thereunder which may be needed or desirable to implement such cancellation.

    (b) Concurrent with the execution of this Agreement, the Company, the Company's Board of Directors and each relevant committee thereof shall take any and all action required with respect to the Company's 1988 Employee Stock Purchase Plan (the "Stock Purchase Plan") to set a New Purchase Date (as defined in the Stock Purchase Plan) with respect to the Offering Period (as defined in the Stock Purchase Plan) commencing August 1, 2000, which New Purchase Date shall be no later than fifteen (15) days after the date hereof. The Company, the Company's Board of Directors and each relevant committee thereof shall provide any written notice required under Section 18(b) of the Stock Purchase Plan with respect to the foregoing.

    (c) All Stock Option Plans, the 1998 Employee Stock Purchase Plan and the 1984 Restricted Stock Purchase Plan (together, the "COMPANY STOCK PLANS") shall terminate as of the Effective Time and the provisions in any other Company Benefit Plan (as hereinafter defined) or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of a Stock Option or any participant in any Company Stock Plan or Company Benefit Plan or any other plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

    (d) The Company shall take all such steps as may be required to cause the transactions contemplated by this Section 4.5 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as disclosed in (i) the Company's disclosure schedule delivered concurrently with the delivery of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") or (ii) the Company SEC Reports (as hereinafter defined) made or filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Purchaser as follows:

    Section 5.1 DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Certificate of Incorporation and By-laws of the Company, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificates of incorporation and by-laws or other organizational documents of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Other than as set forth in Section 5.1 of the Company Disclosure Schedule, the respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries. Section 5.1 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company's (direct or indirect) percentage of equity ownership therein.

    Section 5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than obtaining the Company Shareholder Approval, if necessary. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

    Section 5.3 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value U.S.$.001 per share (the "COMPANY PREFERRED STOCK"). At the close of business on July 31, 2000: (i) 17,798,165 shares of Company Common Stock were issued and outstanding (excluding shares held by the Company in its treasury), (ii) 6,576,142 shares of Company Common Stock were reserved for issuance under the Stock Option Plans and other arrangements, (iii) no shares of Company Preferred Stock were issued and outstanding and (iv) 1,139,107 shares of Company Common Stock were held by the Company in its treasury. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 5.3(a) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to shares of capital stock or other equity interests of the Company or any of its Subsidiaries, pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries (each an "ISSUANCE OBLIGATION"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with the stockholders of the Company on any matter ("VOTING DEBT"). Except as set forth in Section 5.3(a) of the Company Disclosure Schedule, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

    (b) All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. Except as set forth in the Company SEC Reports or

Section 5.3(b) of the Company Disclosure Schedule, no Subsidiary of the Company has outstanding Voting Debt and no Subsidiary of the Company is bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Company or any Subsidiary of the Company and there are no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

    (c) Except for the Company's interest in its Subsidiaries, and as set forth in the Company SEC Reports or Section 5.3(c) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity which is material to the Company and its Subsidiaries, taken as a whole.

    Section 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (ii) the prior notification and reporting requirements of the antitrust laws of the member states of the European Union as may be applicable (collectively, the "EUROPEAN ANTITRUST LAWS") are satisfied and any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction are made and any applicable waiting periods thereunder have been terminated or expired, (iii) the prior notification and reporting requirements of other antitrust or competition laws as may be applicable are satisfied and any antitrust filings/notifications which must or may be effected in countries having jurisdiction are made, (iv) the applicable requirements of the Exchange Act are met, (v) the requirements under any applicable foreign or state securities or blue sky laws are met, (vi) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made and
(vii) in the case of this Agreement, the Company Shareholder Approval is received, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the changes in the composition of the Board of Directors of the Company) do not and will not: (A) violate or conflict with any provision of the Company's Certificate of Incorporation or the Company's By-Laws or the comparable governing documents of any of its Subsidiaries; (B) violate or conflict with any statute, law, ordinance, rule or regulation (together, "LAWS") or any order, judgment, decree, writ, permit or license (together, "ORDERS"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "GOVERNMENTAL AUTHORITY") applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (C) except as set forth in Section 5.4 of the Company Disclosure Schedule, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (D) except as set forth in Section 5.4 of the Company Disclosure Schedule, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease or other instrument or obligation of any kind ("CONTRACTS") to which the Company or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (B), (C) and (D) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent the consummation of any of the transactions contemplated by this Agreement.

    Section 5.5 COMPANY REPORTS AND FINANCIAL STATEMENTS. (a) Since December 31, 1997, the Company and, to the extent applicable, its Subsidiaries, have filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports, schedules, registration statements and other documents filed with the SEC by the Company and, to the extent applicable, its Subsidiaries have complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company and its Subsidiaries with the SEC since December 31, 1997 (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "COMPANY SEC REPORTS"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company included in the Company SEC Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). The Company has heretofore made available to Parent true and correct copies of any amendments and/or modifications to any Company SEC Reports which have not yet been filed with the SEC but that are required to be filed with the SEC in accordance with applicable federal securities laws and the SEC rules and regulations.

    (b) Except as set forth or provided in the Company SEC Reports or Section 5.5(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), in each case that is required by GAAP to be set forth on a consolidated balance sheet of the Company, except for (i) liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated hereby and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2000 which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    Section 5.6 INFORMATION TO BE SUPPLIED. (a) Each of the Schedule 14D-9 and the Proxy Statement and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and will not, on the date of its filing or, in the case of the Proxy Statement, on the dates it is mailed to stockholders of the Company and at the time of the Company Shareholder Meeting, and none of the written information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents will at the time the Offer Documents are filed with the SEC and first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (b) Notwithstanding the foregoing provisions of this Section 5.6, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 14D-9 based on information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 6.4.

    Section 5.7 ABSENCE OF CERTAIN EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof or in Section 5.7 of the Company Disclosure Schedule or as required or expressly permitted by this Agreement, since December 31, 1999(*) the Company and its Subsidiaries have operated their respective businesses only in the ordinary course and, except as disclosed in the Company SEC Reports or in Section 5.7 of the Company Disclosure Schedule, there has not occurred (i) any event, occurrence or conditions which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) neither the Company nor any of its Subsidiaries has taken any of the actions described in Sections 7.3(b)(3), (5),
(7), (9) or (17).

    Section 5.8 LITIGATION. Except as disclosed in the Company SEC Reports filed prior to the date hereof or Section 5.8 of the Company Disclosure Schedule, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and, to the knowledge of the Company, no development has occurred with respect to any pending or threatened action, suit or proceeding that could reasonably be expected to result in a Company Material Adverse Effect or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    Section 5.9 TITLE TO PROPERTIES; ENCUMBRANCES. Except as disclosed in
Section 5.9 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where to failure to have such good, valid and marketable title could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect; in each case subject to no Liens, except for (A) Liens reflected in the consolidated balance sheet as of March 31, 2000, (B) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its Subsidiaries in the operation of their respective businesses, (C) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and (D) Liens which could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    Section 5.10 COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Reports and except as disclosed in Section 5.10 of the Company Disclosure
Schedule:

    (a) The Company and each of its Subsidiaries have complied and are presently complying in all material respects with all applicable Laws, and neither the Company nor any of its Subsidiaries has received written notification of any asserted present or past failure to so comply, except in each case where such non-compliance could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    (b) The Company and its Subsidiaries hold, to the extent legally required, all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (the "PERMITS") that are required for the operation of the respective businesses of the Company and/or its Subsidiaries as now conducted, except where the failure to hold any such Permit could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    (c) (A) With respect to each of the Company's and its Subsidiaries' products and, to the extent applicable, products under development (collectively, the "COMPANY PRODUCTS"), (1) the Company or any of its Subsidiaries has obtained, unless otherwise exempt, all applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit any manufacturing, distribution, sales, marketing or human research activities of the Company (the "ACTIVITIES TO DATE") with respect to each Company Product (collectively, the "LICENSES"); (2) the Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of each License and with all requirements pertaining to the Activities to Date with respect to each Company Product which is not required to be the subject of a License; (3) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws regarding registration, license, certification for each site (in any country) at which each Company Product is manufactured, processed, packed, held for distribution or from which and into which it is distributed; and (4) to the extent any Company Product has been exported from the United States, the Company has exported such Company Product in compliance in all material respects with 21 U.S.C. Section 381(e) or Section 382; (B) all manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with current good manufacturing practices, and Quality System regulations issued by the FDA and, to the extent applicable, counterpart regulations in the European Union and all other countries where compliance is required; (C) all nonclinical laboratory studies of Company Products under development, as described in 21 C.F.R. Section 58.3(d), sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the laboratory practice regulations set forth in 21 C.F.R. Part 58 and applicable counterpart regulations in the European Union and all other countries; (D) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable reporting requirements for all Licenses or plant registrations described in clause (A) above, including, but not limited to, the applicable adverse event reporting requirements of 21 C.F.R. Section 803; except, in the case of the preceding clauses (A) through (D), for any such failures to obtain or noncompliance which, individually or in the aggregate, could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Section 5.10(c), the term "Licenses" shall specifically include, with respect to the United States, Company Product license applications, pre-market approval applications, pre-market notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, as amended, and investigational device exemptions, and Company Product export applications issued by the FDA.

    (d) To the knowledge of the Company, no filing or submission to the FDA or any other Governmental Authority with regard to the Company Products that is the basis for any approval or clearance contains any material omission or materially false information.

    (e) To the knowledge of the Company, the Company is in compliance with all FDA and non-United States equivalent agencies and similar state and local Governmental Agency requirements concerning the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products, except where such non-compliance could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    (f) Except as disclosed in Schedule 5.10(f) of the Company Disclosure Schedule, the Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (A) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products or (B) otherwise alleging any violation of any Laws by the Company, except, in each case, as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    (g) Except as set forth in Schedule 5.10(g) of the Company Disclosure Schedule, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or to the Company's knowledge threatened) by the FDA or any other Governmental

Authority with respect to any of the Company Products, including any facilities where any such Company Products are produced, processed, packaged or stored and neither the Company nor any of its Subsidiaries has within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Product or provided post-sale warnings regarding any Product, except, in each case, as could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

    (h) Except as set forth in Schedule 5.10(h) of the Company Disclosure Schedule, the Company and each of its Subsidiaries own and hold all Company Product registrations, licenses, pricing approvals, marketing authorizations and all other approvals ("REGISTRATIONS") necessary to manufacture, market, sell and distribute the Company Products in each country where the Company Products are currently marketed, sold and distributed, except any such Registration which the Company's failure to own or hold, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    Section 5.11 COMPANY EMPLOYEE BENEFIT PLANS. (a) Schedule 5.11(a) of the Company Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to (at any time during the past six years) by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company or any Subsidiary of the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or terminated employee of the Company, its Subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "COMPANY BENEFIT PLANS").

    (b) With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy thereof (including all amendments thereto), as well as true and complete copies of the annual reports, if required under ERISA, with respect thereto for the last completed plan year; the actuarial reports, if required under ERISA, with respect thereto for the last completed plan year; the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions; the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA with respect thereto; if the Company Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and the most recent determination letter received from the Internal Revenue Service, if any, with respect to each Company Benefit Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "CODE").

    (c) No Company Benefit Plan is subject to Title IV of ERISA, and no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due to the PBGC (which premiums have been paid when due).

    (d) Neither the Company, nor any Subsidiary of the Company, nor any ERISA Affiliate, nor any Company Benefit Plan, nor any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code which would have a Company Material Adverse Effect.

    (e) All material contributions which the Company, any Subsidiary of the Company or an ERISA Affiliate are required to make with respect to each Company Benefit Plan (for which contribution deductions are governed by section 404(a) of the Code) for the plan years of such plans ending with or within the most recent tax year of the Company, the Subsidiary or ERISA Affiliate ended prior to the date of this Agreement either (A) were made prior to the last day of such tax year or (B) have been or will be made subsequent to such last day within the time required by section 404(a)(6) of the Code in order to be deemed to have been made on the last day of such tax year; and all material contribution amounts properly accrued through the Closing Date with respect to the current plan year of each Company Benefit Plan will be paid by the Company, a Subsidiary of the Company or ERISA Affiliate, as appropriate, on or prior to the Closing Date or will be properly recorded on the Balance Sheet in accordance with Financial Accounting Standards Board Statement No. 87; and all material contributions required to be made with respect thereto (whether pursuant to the terms of any Company Benefit Plan or otherwise) on or prior to the date of this Agreement have been timely made.

    (f) No Company Benefit Plan is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA.

    (g) Except as set forth in Schedule 5.11(g) of the Company Disclosure Schedule, each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

    (h) Each Company Benefit Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code has received either a favorable opinion letter from the IRS that the form of such plan is so qualified or a favorable determination letter from the IRS that such plan is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and to the Company's knowledge no event has occurred since the date of such letter which would reasonably be expected to adversely affect such qualified or exempt status.

    (i) Except as set forth in Schedule 5.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

    (j) Except as disclosed in Schedule 5.11(j) of the Company Disclosure Schedule or expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement (and/or any related event) will not
(i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, or any other material payment from the Company, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) require the Company or any ERISA Affiliate to fund or make any payments to any trust or other funding vehicle in respect of any Company Benefit Plan.

    (k) Except as set forth in Schedule 5.11(k) of the Company Disclosure Schedule, there are no pending, or, to the knowledge of the Company, threatened claims by, on behalf of or against any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits) that would have a Company Material Adverse Effect.

    (l) Except as disclosed in Section 5.11(1) of the Company Disclosure Schedule, there are no outstanding stock appreciation rights or restricted stock of the Company. Except as disclosed in Section 5.11(1) of the Company Disclosure Schedule, there are no outstanding shares of Company Common Stock which are subject to the Company's form of "Stock Purchase Agreement" relating to "Mandatory Resale Provisions under Dutch Law".

    (m) Except as set forth in Schedule 5.11(m) of the Company Disclosure Schedule, no Company Benefit Plan is subject to ERISA pursuant to Section 4(b)(4) of ERISA. Each Company Benefit Plan relating to employees not employed in the United States (A) is in compliance with, in all material respects, all requirements of law applicable thereto and the respective requirements of the governing documents of such plan and (B) is fully and properly funded in accordance with, and the assets thereof are held by a person authorized to hold such assets under, applicable law and regulation and the governing documents of such plan except to the extent the failure to be in compliance with the statements in clauses (A) and (B) would not have a Company Material Adverse Effect.

    (n) Except as set forth in Schedule 5.11(n) of the Company Disclosure Schedule, there has not been any adoption or amendment by the Company or any of its Subsidiaries or any ERISA Affiliate of any Company Benefit Plan since January 1, 2000. Except as disclosed in Schedule 5.11(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of the Company, a Subsidiary of the Company or any ERISA Affiliate. All employment, consulting, severance, termination, change in control or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any current or former officer or director of the Company or any of its Subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

    Section 5.12  [Intentionally Left Blank.]

    Section 5.13 TAXES. Except as set forth in Section 5.13 of the Company Disclosure Schedule:

    (a) TAX RETURNS. The Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing authorities all Federal income and all other material returns, statements, forms and reports for Taxes (as hereinafter defined) ("RETURNS") that are required to be filed by, or with respect to, the Company and such Subsidiaries on or prior to the Closing Date. The Returns as filed were correct and complete in all material respects. "TAXES" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify, any person or other entity.

    (b) PAYMENT OF TAXES. All material Taxes and Tax liabilities of the Company and its Subsidiaries that have become due and payable have been timely paid or fully provided for as a liability on the financial statements of the Company and its Subsidiaries (or in the notes thereto) in accordance with GAAP.

    (c) OTHER TAX MATTERS. Except as set forth in Schedule 5.13(c) of the Company Disclosure Schedule, no material deficiencies for any Taxes have been asserted or assessed against the Company or any of its Subsidiaries, which are not reserved for or which are not being contested in good faith by appropriate proceedings. To the knowledge of the Company, no Governmental Authority is presently conducting a Tax audit or investigation with respect to the Company or any of its Subsidiaries, or has asked for an extension or waiver of an applicable statute of limitations. With respect to Taxes or any Tax Return, no power of attorney has been executed by the Company or any of its Subsidiaries.

    (d) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to material Taxes for any taxable period for which the statute of limitations has not expired.

    (e) All material Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

    (f) There are no Tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between the Company, any of its Subsidiaries, or any predecessor or Affiliate of any of them and any other party under which the Company (or any of its Subsidiaries) could be liable for any material Taxes of any party other than the Company or any Subsidiary of the Company.

    (g) [Intentionally Left Blank.]

    (h) [Intentionally Left Blank.]

    (i) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

    (j) Except as set forth in Schedule 5.13(j) of the Company Disclosure Schedule, no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

    (k) [Intentionally Left Blank.]

    (l) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or for which adequate reserves have been established in accordance with GAAP.

    (m) No unresolved written claim has been made and delivered by any Taxing authority in a Jurisdiction where the Company or any of its Subsidiaries does not pay Taxes or file Returns that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

    Section 5.14 INTELLECTUAL PROPERTY. (a) Schedule 5.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all patents, registered and material unregistered trademarks, trade names, service marks and registered copyrights and applications therefor owned or filed by the Company and its Subsidiaries, all license agreements to third-party intellectual property rights bearing royalties or fees in excess of $100,000 per annum payable to any licensor, and all license agreements pursuant to which the Company or any of its Subsidiaries licenses any of its intellectual property to third parties for fees or royalties in excess of $100,000 per annum (collectively, "INTELLECTUAL PROPERTY RIGHTS"). To the knowledge of the Company, each of the Company and each of its Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect which would have a Company Material Adverse Effect.

    (b) There is no restriction or encumbrance on the right of the Company to transfer to Purchaser any of the Intellectual Property Rights, or to grant licenses to the Intellectual Property Rights, other than any such Liens that alone or in the aggregate would not result in a Company Material Adverse Effect or as disclosed on Schedule 5.14(b) of the Company Disclosure

Schedule or contained in express restrictions on sublicensing as may be set forth in any of the license agreements listed on Schedule 5.14. To the knowledge of the Company, and except as disclosed on Schedule 5.14(b) of the Company Disclosure Schedule, there are no pending oppositions, cancellations, invalidity proceedings, interference or re-examination proceedings with respect to the Intellectual Property Rights and no such proceedings are threatened.

    (c) To the knowledge of the Company, and except as disclosed on Schedule 5.14(c) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has received any written notice from any other Person challenging the right of the Company or any of its Subsidiaries to use any of the Intellectual Property Rights, and (ii) no claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing. Except as disclosed on Schedule 5.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights.

    Section 5.15 BROKER'S OR FINDER'S FEE. Except for the fees of U.S. Bancorp Piper Jaffray Inc. (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

    Section 5.16 ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Company SEC Reports or as set forth in Schedule 5.16 of the Company Disclosure Schedule, and except to the extent that, individually or in the aggregate, failure to satisfy the following representations has not had, and could not reasonably be expected to have a Company Material Adverse Effect.

           (i) The Company and each of its Subsidiaries are, and have been, and each of the Company's former Subsidiaries, while a Subsidiary of the Company, were in compliance with all applicable Environmental Laws;

           (ii) Neither the Company nor any Subsidiary of the Company has received any Environmental Claim, and there are no present or, to the knowledge of the Company, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company, or to the best knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

          (iii) Except for leases entered into in the ordinary course of business, as to which no written notice of a claim for indemnity or reimbursement has been received by the Company, neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify, or hold harmless any Person for or against any Environmental Claim.

           (iv) During the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases or threatened Releases of Hazardous Material by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other person or entity, in, on, under or affecting such properties.

           (v) To the knowledge of the Company, prior to the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, there were no Releases or threatened Releases of Hazardous Material in, on, under or affecting any such property.

           (vi) Neither the Company nor any of its Subsidiaries has treated, stored or disposed of "hazardous waste", as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., analogous state laws, or the regulations promulgated thereunder, such that the Company or any of its Subsidiaries would be required to obtain a hazardous waste facility permit under said laws for such treatment, storage or disposal.

    (b) For purposes of this Section 5.16, the following terms shall have the following meanings:

    "ENVIRONMENTAL CLAIMS" means any claim, demand, notice, complaint, court order, administrative order or request for information from any Governmental Entity or private party, alleging violation of, or asserting any noncompliance with or liability under or potential liability under, any Environmental Laws, except for matters which are no longer threatened or pending and for which the Company or its Subsidiaries are not subject to further requirements pursuant to an administrative or court order, judgment, or a settlement agreement.

    "ENVIRONMENTAL LAWS" means any federal, state, or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and their state and local counterparts and equivalents.

    "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(B) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "pollutants," "toxic pollutants," "contaminants" or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any Governmental Authority.

    "RELEASES" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

    Section 5.17 STATE TAKEOVER STATUTES. (a) The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby the provisions of Section 203 of the DGCL. No other takeover statute or similar statute or regulation of any state is applicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby.

    (b) The Board of Directors of the Company has taken all necessary action so that (i) the Rights will not be exercisable, trade separately, or be otherwise affected by the Offer, the Merger or the other transactions required hereby,
(ii) none of Parent and its Affiliates will be deemed to be an "ACQUIRING PERSON" for purposes thereof in consummating the Offer and Merger and (iii) a "DISTRIBUTION DATE" shall not occur by virtue of the Offer, the Merger or the other transactions contemplated hereby. The Company will take any action reasonably requested by Parent to ensure and confirm that the Company, Parent and their respective affiliates will not have any obligations in connection with the Rights or the Rights Agreement in connection with the Offer, the Merger and the other transactions contemplated hereby on the terms provided herein.

    Section 5.18 VOTING REQUIREMENTS; BOARD APPROVAL. (a) The affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock (voting as one class, with each share of the Company Common Stock having one (1) vote) entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

    (b) The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Offer and the Merger are advisable and fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement, the Offer and the Merger.

    Section 5.19 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of U.S. Bancorp Piper Jaffray Inc. to the effect that, as of the date of this Agreement, the consideration payable in the Offer and the Merger to the holders of the Company Common Stock is fair to such holders (other than Parent, Purchaser or their Affiliates) from a financial point of view, and a copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent; it being understood and acknowledged by Parent and Purchaser that such opinion has been rendered for the benefit of the Board of Directors of the Company, and is not intended to, and may not, be relied upon by Parent, its Affiliates or their respective shareholders.

    Section 5.20 CONTRACTS. Except as set forth in Schedule 5.20 of the Company Disclosure Schedule and except for this Agreement, since December 31, 1999, neither the Company nor any of its Subsidiaries has entered into any contract, agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement.

    Section 5.21 PRODUCTS LIABILITY. As used in this Section 5.21, the term "PRODUCT" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its Subsidiaries, including, without limitation, any product sold in the United States by the Company or any of its Subsidiaries as the distributor, agent, or pursuant to any other contractual relationship with a non-US. manufacturer; and the term "DEFECT" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure town of the existence of any defect, impurity, or dangerous propensity. Except as set forth in Section 5.21 of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Authority in which a Product is alleged to have a Defect, except any such claim, action, suit, inquiry, proceeding or investigation which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                                   ARTICLE VI
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Except as disclosed in Parent's disclosure schedule delivered concurrently with the delivery of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent and Purchaser hereby represent and warrant, jointly and severally, to the Company as follows:

    Section 6.1 DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions to be consummated by it.

    Section 6.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser, and the consummation by each such party of the transactions contemplated hereby, have been duly authorized and unanimously approved by the respective Board of Directors of Parent and Purchaser and no other corporate action on the part of either of Parent or Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

    Section 6.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (ii) the prior notification and reporting requirements of the European Antitrust Laws are satisfied and any antitrust filings/notifications which must or may be effected at the national level in countries having jurisdiction are made and any applicable waiting periods thereunder have been terminated or expired, (iii) the prior notification and reporting requirements of other antitrust or competition laws as may be applicable are satisfied and any antitrust filings/notifications which must or may be effected in countries having jurisdiction are made, (iv) the applicable requirements of the Exchange Act are met, (v) the requirements under any applicable foreign or state securities or blue sky laws are met, (vi) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (vii) the stockholders of the Parent have approved an increase in the authorized capital of the Parent and a waiver of preemptive rights in order for the Parent to make an US $150 million equity offering (the "PARENT EQUITY OFFERING") of ordinary bearer shares, nominal value (0.01 per share, of the Parent ("PARENT ORDINARY SHARES")), the execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby do not and will not: (A) violate or conflict with any provision of the governing documents of Parent, Purchaser or any of their respective Subsidiaries; (B) violate or conflict with any Laws or Orders of any Governmental Authority applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective properties or assets may be bound; (C) except as set forth in
Section 6.3 of the Parent Disclosure Schedule, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (D) except as set forth in Section 6.3 of the Parent Disclosure Schedule, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of Parent, Purchaser or any of their respective Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (B), (C) and (D) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which could not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or impair Parent's or Purchaser's ability to consummate the transactions to be consummated by them pursuant to this Agreement. Parent has obtained and made available to the Company a valid, binding and enforceable commitment from Tor Peters, President of Parent, that Mr. Peters will vote all shares of Parent owned by him, and the shares of Parent owned by certain other shareholders for which he has received proxies, in favor of approving an increase in the autho-rized capital of the Parent and a waiver of preemptive rights in order for the Parent to consummate the Parent Equity Offering by issuing a number of shares sufficient to receive the $150 million proceeds from the Parent Equity Offering, subject to condition (f) as set forth in Annex I to this Agreement.

    Section 6.4 INFORMATION TO BE SUPPLIED. (a) Each of the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form, in all material respects, with the requirements of the Exchange Act and will not, on the date of its filing, and none of the information supplied or to be supplied by Parent or the Purchaser expressly for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, in the case of the Schedule 14D-9, at the time the Schedule 14D-9 is filed with the SEC and first published, sent or given to the Company's stockholders or, in the case of the Proxy Statement on the dates the Proxy Statement is mailed to stockholders of the Company and at the time of the Company Shareholder Meeting will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (b) Notwithstanding the foregoing provisions of this Section 6.4, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.6.

    Section 6.5 BROKER'S OR FINDER'S FEE. Except for Credit Suisse First Boston Corporation ("CSFB") (whose fees and expenses will be paid by Parent or Purchaser), no agent, broker, Person or firm acting on behalf of Parent or Purchaser is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

    Section 6.6 OWNERSHIP OF CAPITAL STOCK. Except as set forth in Section 6.6 of the Parent Disclosure Schedule, neither Parent, Purchaser nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement.

    Section 6.7 NO PRIOR ACTIVITIES. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no Subsidiaries and has undertaken no business or activities other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

    Section 6.8 FINANCING. At the expiration of the Offer and at the Effective Time, provided that the Parent Equity Offering has been completed as contemplated in the Purchase Agreement, Parent and Purchaser will have available all the funds necessary to purchase all the shares of Company Common Stock pursuant to the Offer and the Merger and to pay all fees and expenses payable by the Parent or the Purchaser related to the transactions contemplated by this Agreement. Parent has delivered to the Company true and correct copies of that certain firm commitment letter addressed to Parent from CSFB dated August 4, 2000, as well as evidence satisfactory to the Company that Parent has sufficient net cash which, when added to the amounts to be obtained under such commitment letter, will constitute sufficient funds to make all of the payments referred to in the previous sentence. Parent has been advised by CSFB that CSFB knows of no fact or circumstance that is reasonably likely to result in any of the conditions to funding in such firm commitment letter or the purchase agreement attached thereto not being satisfied, and Parent and Purchaser know of no such fact or circumstance. Parent and Purchaser covenant and agree that, upon the Company's request, Parent and Purchaser shall provide the Company with information regarding the status of the such financing.

                                  ARTICLE VII
                        COVENANTS PRIOR TO CLOSING DATE

    Section 7.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to
Section 9.1 hereof, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford the other party, and its respective counsel, accountants, consultants, financing sources and other authorized representatives, access during normal business hours to its and its Subsidiaries' executive officers, properties, books and records in order that they may have the opportunity to make such investigations as they shall reasonably deem necessary of its and its Subsidiaries' affairs; such investigation shall not, however, affect the representations and warranties made by the Company in this Agreement. The Company shall furnish promptly to Parent and Purchaser shall furnish promptly to the Company (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it during such period pursuant to the requirements of federal, state or foreign securities laws and (y) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent or Purchaser may reasonably request.

The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent or Purchaser shall from time to time reasonably request. Parent and Purchaser shall make all reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests made hereunder.

    Section 7.2 CONFIDENTIALITY. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been previously known on a nonconfidential basis by such party, in the public domain through no fault of such party or later lawfully acquired by such party from sources other than the other party; PROVIDED that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence. Notwithstanding anything to the contrary in this Agreement, the confidentiality agreement dated June 26, 2000 between the Parent and the Company shall remain in full force and effect.

    Section 7.3 CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE CLOSING DATE. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent (which consent or approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof until the Effective Time:

    (a) The Company and each of its Subsidiaries shall conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them;

    (b) Except as set forth in Section 7.3(b) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall:

           (1) make any change in or amendment to the Company's Certificate of Incorporation or its By-Laws;

           (2) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, other than (i) the issuance of Company Common Stock upon the exercise of Stock Options outstanding on the date hereof, in accordance with their present terms, or (iii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent, the Company or another wholly owned Subsidiary of the Company;

           (3) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than dividends payable by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

           (4) incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (A) contemplated by the capital expenditure budget for the Company and its Subsidiaries made available to Parent, (B) incurred in the ordinary course of business of the Company and its Subsidiaries and set forth in Schedule 7.3(b) of the Company Disclosure Schedule (the "CAPITAL BUDGET") or (C) not otherwise described in clauses (A) and (B) which, in the aggregate, do not exceed U.S.$1.0 million;

           (5) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization of division thereof (including any of the Company's Subsidiaries) or (B) any assets, including real estate, except (x) purchases of inventory, equipment, other non-material assets in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's Capital Budget;

           (6) except in the ordinary course of business consistent with past practice and except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or hire or agree to hire, or enter into any employment agreement with, any new or additional key employee or officer having an annual salary of U.S.$150,000 or more;

           (7) except as required to comply with applicable law or expressly provided in this Agreement, (A) adopt, enter into, terminate or amend any Company Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Company Benefit Plans with the terms of this Agreement, (B) pay any benefit not provided for under any Company Benefit Plan, accelerate the payment, right of payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits, (C) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (D) except as required by the current terms thereof take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

           (8) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any Lien, any material assets, other than in the ordinary course of business;

           (9) except as required by applicable law or GAAP, make any change in its methods of accounting;

          (10) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to a Takeover Proposal, except as provided for in Section 7.6;

          (11) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company, or by such Subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice); (v) settle any claims in excess of U.S.$1 million other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction in excess of U.S.$1 million except in the ordinary course of business;

          (12) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries;

          (13) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

          (14) plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries; PROVIDED, HOWEVER, that routine employee terminations for cause shall not be considered subject to this clause (14);

          (15) take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its Certificate of Incorporation or By-Laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired or controlled by Parent or Purchaser or permit any shareholder to acquire securities of the Company on a basis not available to Parent or Purchaser in the event that Parent or Purchaser were to acquire any additional shares of the Company Common Stock (subject to the Company's right to take action specifically permitted by Section 7.6);

          (16) materially modify, amend or terminate any material contract to which it is a party or waive or assign any of its material rights or claims except in the ordinary course of business consistent with past practice;

          (17) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and its Subsidiaries as a whole; or

          (18) agree, in writing or otherwise, to take any of the foregoing actions.

    (c) The Company shall not, and shall not permit any of its Subsidiaries to, take any voluntary action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material manner having a Company Material Adverse Effect or (iii) any of the conditions to the Offer set forth in subsections (a), (c), (d) and (e) of Annex I not being satisfied (subject to the Company's right to take action specifically permitted by Section 7.6).

    Section 7.4 COMPANY SHAREHOLDER MEETING; PREPARATION OF PROXY STATEMENT. If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

           (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY SHAREHOLDER MEETING") as promptly as practicable following the acceptance for payment and purchase of shares by Company Common Stock by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

           (ii) prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by the

       Exchange Act and the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "PROXY STATEMENT"), to be mailed to its stockholders, PROVIDED that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel;

          (iii) take all action necessary to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and the Company's Certificate of Incorporation or By-Laws to obtain the approval for this Agreement and the Merger; and

           (iv) unless the Board of Directors of the Company otherwise determines (based on a majority vote of the Board of Directors in its good faith judgment that such other action is necessary to comply with its fiduciary duty to stockholders under applicable law after consulting with outside legal counsel) prior to the Company Shareholder Approval,
       (x) the Company's Board of Directors shall recommend approval and adoption by its stockholders of this Agreement (the "COMPANY RECOMMENDATION"), (y) neither the Company's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Parent or take any action or make any statement inconsistent with the Company Recommendation and
       (z) the Company shall take all lawful action to solicit the Company Shareholder Approval whether or not the Company Recommendation remains in effect.

    Section 7.5 REASONABLE BEST EFFORTS; NOTIFICATION; INFORMATION AGENT. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Authority and the making of all necessary registrations and filings (including filings with any Governmental Authority, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed,
(iv) the obtaining of the financing contemplated by the Parent Equity Offering, including the Company's providing financial statements and financial and other business information required to be disclosed by Parent in connection therewith, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; PROVIDED, HOWEVER, that no loan agreement or contract for borrowed money entered into by the Company or any of its Subsidiaries shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent.

    (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect (including in the case of representations or warranties by the Company, the Company receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of the Company to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company acknowledges that if after the date of this Agreement the Company receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the knowledge of the Company to be or become untrue or inaccurate in any respect, the receipt of such knowledge shall constitute a breach of the representation or warranty that is so conditioned as of the date of such receipt.

    (c) Parent shall, at its expense, engage a nationally-recognized agent to provide information to stockholders of the Company with respect to the Offer and to encourage stockholders to deliver their shares to the designated depositary for the Offer.

    Section 7.6 NO SOLICITATION. (a) The Company shall, and shall use its reasonable best efforts to cause its Affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to, immediately cease any discussions or negotiations with third parties with respect to any Takeover Proposal (as defined below). The Company shall not, nor shall it authorize or permit any of its Affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor, representative or agent of it or any of its Affiliates, to (i) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of, any Takeover Proposal (including, without limitation,

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
the taking of any action which would make Section 203 of the DGCL inapplicable to a Takeover Proposal), (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement,
(iii) initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal, or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities (other than to permit the Company to receive an unsolicitated Takeover Proposal that did not result from a breach of this Section 7.6); PROVIDED that prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, in response to an unsolicited Takeover Proposal that did not result from the breach of this
Section 7.6 and following delivery to Parent of notice of the Takeover Proposal in compliance with its obligations under Section 7.6(d) hereof, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality/ standstill agreement with customary terms) to any third party which makes a bona fide written Takeover Proposal if (A) a majority of the Company's Board of Directors reasonably determines in good faith (after consultation with its financial advisor) that taking such action would be reasonably likely to lead to the delivery to the Company of a Superior Proposal and (B) a majority of the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 7.6(a) by any of its, or any of its Subsidiaries', officers, employees, Affiliates or directors or any advisor, representative, consultant or agent retained by the Company or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereby, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, shall constitute a breach of this Section 7.6(a) by the Company.

    For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person or group relating to (i) any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or any of its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries or
(iii) any merger, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its Subsidiaries other than the Offer or the Merger; and "SUPERIOR PROPOSAL" means a bona fide written Takeover Proposal made by a third party to purchase at least a majority of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination (x) on terms which a majority of the Company's Board of Directors determines in good faith (after consultation with its financial advisor) to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated hereby and any alternative proposed by Parent or Purchaser in accordance with Section 9.1(c) hereof and (y) which is reasonably capable of being consummated.

    (b) The Company agrees that, except as set forth in Section 7.6(c), neither its Board of Directors nor any committee thereof shall (i) approve or recommend, or, in the case of a committee, propose to the Board of Directors to approve or recommend any Takeover Proposal or (ii) approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal.

    (c) Notwithstanding anything to the contrary herein, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company and/or its Board of Directors may take the actions otherwise prohibited by Sections 7.6(a) and (b) if (i) a third party makes a Superior Proposal, (ii) the Company complies with its obligations under Section 7.6(d), (iii) all of the conditions to the Company's right to terminate this Agreement in accordance with
Section 9.1(c) hereof have been satisfied (including expiration of the three (3) Business Day period described therein and the payment of all amounts required pursuant to Section 9.3 hereof) and (iv) simultaneously therewith, this Agreement is terminated in accordance with Section 9.1(c) hereof.

    (d) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 7.6, promptly after receipt thereof, the Company shall advise Parent in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal, and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Takeover Proposal which was not previously provided to Parent.

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
    (e) Parent agrees that nothing contained in this Section 7.6 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer.

    (f) The Company agrees that immediately following the execution of this Agreement, it shall request each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

    Section 7.7 ANTITRUST LAWS. (a) Each party hereto shall (i) take promptly (but in no event later than August 21, 2000) all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby,
(ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

    (b) Each party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law; PROVIDED HOWEVER, that the Company shall not, without the prior written consent of Parent, commit to any divestiture transaction and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, materially limits its ability to conduct the business or its ability to retain, the Company or any of its affiliates or any material portion of the assets of the Company.

    (c) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated hereby.

    (d) For purposes of this Agreement, (i) "ANTITRUST AUTHORITIES" means the Federal Trade Commission, the Antitrust Division of the Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws and (ii) "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, European Antitrust Laws and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

    Section 7.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) Parent, Purchaser and the Surviving Corporation agree that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Subsidiaries as in effect as of the Effective Time shall survive the Merger and shall continue in full force and effect for six years after the Effective Time (without modification or amendment, except as required by applicable law) in accordance with their terms, to the fullest extent permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation.

    (b) Purchaser shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor polices of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall Purchaser or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.8 any amount per annum in excess of U.S.$400,000. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated. The provisions of this Section 7.8 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

    Section 7.9 PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange.

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
    Section 7.10 TRANSFER TAXES. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "TRANSFER TAXES"). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of the Company Common Stock.

    Section 7.11 EMPLOYEE BENEFITS. For a period of one year following the Effective Time, Purchaser shall, or shall cause the Surviving Corporation to, provide all of the employees of the Surviving Corporation and its subsidiaries with employee benefit plans, programs, policies or arrangements (the "PURCHASER BENEFIT PLANS") as are substantially equivalent, in the aggregate, to those currently provided by the current Company Benefit Plans. Except to the extent that benefits may be duplicated, each Purchaser Benefit Plan shall give full credit for each employee's period of service with the Company and its Subsidiaries prior to the Effective Time for all purposes for which such service was recognized under the Company Benefit Plans prior to the Effective Time, including, but not limited to, recognition of service for vesting, amount of benefits, eligibility to participate, and eligibility for disability and early retirement benefits (including subsidies relating to such benefits) and full credit for deductibles satisfied under the benefit plans toward any deductibles for the same period following the Effective Time, and shall waive any pre-existing condition limitation for any Company employee covered under any Company Benefit Plan immediately prior to the Effective Time.

    Section 7.12  OPTION TO ACQUIRE ADDITIONAL SHARES.

    (a) The Company hereby grants to Purchaser an irrevocable option (the "OPTION") to purchase up to that number of newly issued shares of Company Common Stock (the "OPTION SHARES") equal to the number of shares of Company Common Stock that, when added to the number shares of Company Common Stock owned by Parent, Purchaser and its Affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of Common Company Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Option Shares) for a consideration per Option Share equal to the Offer Price.

    (b) Such Option shall be exercisable only after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Parent or Purchaser as a result of which Parent and its Affiliates own beneficially at least 85% of the outstanding shares of Company Common Stock on a fully diluted basis. Such Option shall not be exercisable if (i) the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance, or (ii) the exercise of the Option would violate the applicable rules of the Nasdaq National Market applicable to the Company.

    (c) In the event Purchaser wishes to exercise the Option, Purchaser shall give the Company a one-day prior written notice of its exercise of the Option specifying the number of shares of Company Common Stock that are or will be owned by Parent, Purchaser and its Affiliates immediately following consummation of the Offer and a place and a time (which may be concurrent with the consummation of the Offer) for the closing of such purchase. The Company shall, as soon as practicable following receipt of the notice, deliver written notice to Purchaser specifying the number of Option Shares. At the closing of the purchase of the Option Shares, the portion of the purchase price owing upon exercise of such Option which equals the product of (x) the number of shares of Company Common Stock purchased pursuant to such Option multiplied by (y) the Offer Price shall be paid to the Company in cash by wire transfer or cashier's check.

    Section 7.13 ACTIONS REGARDING THE RIGHTS. The Company shall not modify or waive, except as specifically provided herein, the terms of its Rights Agreement, or take any action to redeem the Rights, except in connection with its entering into an Acquisition Agreement pursuant to Section 7.6(c).

    Section 7.14 PARENT APPROVAL OF INCREASE TO AUTHORIZED CAPITAL. Parent shall promptly (but in no event later than August 25, 2000) obtain all requisite corporate and stockholder approvals and waivers of preemptive rights to authorize an increase in the authorized capital of Parent sufficient to enable the Parent to make the Parent Equity Offering.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    Section 8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law, in order to consummate the Merger;

    (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit the consummation of the Merger; and

    (c) Purchaser shall have purchased shares of Company Common Stock pursuant to the Offer; PROVIDED, HOWEVER, that neither Parent nor Purchaser shall be entitled to rely on the condition in this clause (c) if either of them shall have failed to purchase shares of Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

    Section 8.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following further condition: that the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time.

    Section 8.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further condition: that Parent and Purchaser shall have performed in all material respects all of their obligations hereunder required to be performed by either of them at or prior to the Effective Time.

                                   ARTICLE IX
                          TERMINATION AND ABANDONMENT

    Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

    (a) by mutual written consent of Parent and the Company; or

    (b) by Parent:

           (1) provided that neither Parent nor Purchaser is in material breach of its obligations under this Agreement, if at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company has breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which (i) would give rise to the failure of a condition set forth in clause (d) of Annex I, (ii) cannot be or has not been cured prior to the Termination Date and (iii) has not been waived by Parent pursuant to the provisions hereof;

           (2) if at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, (A) the Company, or its Board of Directors, as the case may be, shall have (w) entered into any agreement with respect to any Takeover Proposal other than the Offer or the Merger or a confidentiality/standstill agreement permitted under
       Section 7.6, (x) amended, conditioned, qualified, withdrawn or modified, or, in the case of a committee, proposed to the Board of Directors, or resolved to do so, in a manner adverse to Parent or Purchaser, its approval and recommendation of the Offer, the Merger and this Agreement, or (y) approved or recommended, or, in the case of a committee, proposed to the Board of Directors, to approve or recommend, any Takeover Proposal other than the Offer or the Merger, or (B) the Company or the Company's Board of Directors or any committee thereof shall have resolved to do any of the foregoing; or

           (3) if the Company breaches in any material respect its obligations under Section 7.6 or Section 9.1(c) hereof;

    (c) by the Company, if at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith (after consultation with outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law; PROVIDED that the Company may not terminate this Agreement pursuant to this Section 9.1(c) unless and until (i) three (3) Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company and during such three (3) Business Day period the Company has fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the Person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such three (3) Business Day period the Takeover Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company confirms its determination (after consultation with outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and (iii) (x) at or prior to such termination, Parent has received all fees and Expenses set forth in Section 9.3 hereof by wire transfer in immediately available funds and (y) immediately following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

    (d) by either Parent or the Company:

           (1) if the Offer has not been consummated on or before November 15, 2000 (the "TERMINATION DATE"); PROVIDED that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or prior to the aforesaid date; or

           (2) if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (e) by the Company, provided the Company is not in material breach of its obligations under this Agreement, if Parent or Purchaser shall have (x) failed to commence the Offer by August 21, 2000 after the public announcement by Parent and the Company of this Agreement, (y) failed to pay for shares of Company Common Stock pursuant to the Offer in accordance with Section 2.1 hereof, or (z) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement.

    Section 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Purchaser or their respective officers or directors (except as set forth in Section 7.2, this Section 9.2 and Sections 9.3, 10.3, 10.4, 10.5, 10.9, 10.11, 10.13 and 10.14, which shall survive the termination); PROVIDED, HOWEVER, that nothing contained in this Section 9.2 or in Section 9.3 shall relieve any party hereto from any liability for any breach of this Agreement.

    Section 9.3 PAYMENT OF CERTAIN FEES. (a) If this Agreement is terminated by Parent in accordance with Section 9.1(b)(1), 9.1(b)(2)(A)(w), 9.1(b)(2)(A)(y), 9.1(b)(2)(B) (unless related to a resolution to take any of the actions set forth in Section 9.1(b)(2)(A)(x), in which case Section 9.3(c) shall apply) or 9.1(b)(3) hereof or by the Company pursuant to Section 9.1(c), then the Company shall (A) reimburse Parent for all of its Expenses and (B) pay to Parent in immediately available funds a termination fee in an amount equal to U.S.$7 million less Expenses paid or payable by the Company (the "TERMINATION FEE").

    (b) If this Agreement is terminated by Parent or the Company pursuant to
Section 9.1(d)(1) hereof due to a reason other than the conditions listed in sections (a), (b), (f), (g), (h), (i)
or (j) of Annex I to this Agreement and (x) a Takeover Proposal has been made and publicly announced or communicated to the Company's stockholders after the date of this Agreement and prior to the Termination Date and (y) concurrently with or within twelve (12) months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to Parent the Termination Fee and reimburse Parent for all of its Expenses.

    "THIRD PARTY ACQUISITION EVENT" shall mean (i) the consummation of a Takeover Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted a Takeover Proposal or (ii) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction.

    "EXPENSES" shall mean documented and reasonable out-of-pocket fees and expenses up to a maximum aggregate amount of U.S.$3 million incurred or paid in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including, but not limited to, all filing fees, printing fees and reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

    (c) If this Agreement is terminated by Parent pursuant to Section 9.1(b)(2)(A)(x), then (i) the Company shall (A) pay to Parent 50% of the Termination Fee and (B) reimburse Parent for all of its Expenses and (ii) if concurrently with or within 12 months after such termination a Third Party Acquisition Event occurs, then the Company shall pay to Parent 50% of the Termination Fee within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto).

    (d) Any payment of the Termination Fee (and reimbursement of Expenses) pursuant to this Section 9.3 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds. If either party fails to pay to (or reimburse) the other party any fee or expense due hereunder (including the Termination Fee), such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in THE WALL STREET JOURNAL from the date such fee was required to be paid to the date it is paid.

    (e) Parent and Purchaser agree that the payment of the Termination Fee shall be the sole and exclusive remedy for termination of this Agreement by the Parent and Purchaser pursuant hereto.

                                   ARTICLE X
                                 MISCELLANEOUS

    Section 10.1 REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, on the one hand, and Parent and Purchaser, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Purchaser shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 10.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

    Section 10.2 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company (or, if required by Section 2.3, the Continuing Directors), Parent or Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein by the other parties hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    Section 10.3 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

        (a) if to the Company, to it at:

           EndoSonics Corporation
           2870 Kilgore Road
           Rancho Cordova, California 95670
           Telecopy: (916) 638-7976
           Attention: Chief Executive Officer

       with a copy (which shall not constitute notice) to:

           Latham & Watkins
           505 Montgomery Street, Suite 1900
           San Francisco, CA 94111
           Telecopy: (415) 395-8095
           Attention: John M. Newell, Esq.

        (b) if to either Parent or Purchaser, to it at:

           JOMED N.V.
           Drottninggatan 94
           S-252 21 Heisingborg, Sweden
           Telecopy: +46-42-490-6001
           Attention: Chief Executive Officer

       in each case, with a copy (which shall not constitute notice) to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           Four Times Square
           New York, New York 10036
           Telecopy: 212-735-2000
           Attention: Bertil Lundqvist, Esq.

    or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

    Section 10.4 ENTIRE AGREEMENT. This Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

    Section 10.5 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 7.8 hereof, shall inure to the benefit of the Persons or entities benefitting from the provisions thereof who are intended to be third-party beneficiaries thereof and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Purchaser may assign and transfer its right and obligations hereunder to any of its Affiliates. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    Section 10.6 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding the Company Shareholder Approval), by action taken by the respective Boards of Directors of Parent, Purchaser and the Company (or, if required by Section 2.3, the Continuing Directors) or by the respective officers authorized by such Boards of Directors or the Continuing Directors, as the case may be; PROVIDED, HOWEVER, that after the Company Shareholder Approval, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further approval.

    Section 10.7 FURTHER ACTIONS. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations and fiduciary duties, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

    Section 10.8 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 10.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) irrevocably and unconditionally consents to submit to the jurisdiction of any federal court located in the State of Delaware or any Delaware State court for the purpose of any action arising out of or based upon this Agreement or any of the transactions contemplated by this Agreement brought by any party hereto and for the recognition and enforcement of any judgment rendered in respect thereof, and (b) waives, and agrees not to assert by way of motion, as a defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its assets or property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in The Netherlands, Switzerland, Sweden, or any other jurisdiction by suit on the judgment or in any other manner provided by law.

    Section 10.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

    Section 10.11 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

    Section 10.12 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 10.13 WAIVER OF JURY TRIAL. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

    Section 10.14 PARENT GUARANTEE. Parent hereby guarantees the due performance of any and all obligations and liabilities of Purchaser under or arising out of this Agreement and the transactions contemplated hereby.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed by its officers thereunto duly authorized, all as of the date first above written.

                                                       JOMED N.V.

                                                       By:  /s/ TOR PETERS
                                                            -----------------------------------------
                                                            Name: Tor Peters
                                                            Title:  CHIEF EXECUTIVE OFFICER

                                                       JOMED ACQUISITION CORP.

                                                       By:  /s/ TOR PETERS
                                                            -----------------------------------------
                                                            Name: Tor Peters
                                                            Title:

                                                       ENDOSONICS CORPORATION

                                                       By:  /s/ REINHARD WARNKING
                                                            -----------------------------------------
                                                            Name: Reinhard Warnking
                                                            Title:  CHAIRMAN AND CHIEF EXECUTIVE
                                                            OFFICER

                                                                         ANNEX I

                        CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, but subject to compliance with Section 2.1(a) of the Agreement and Plan of Merger dated as of August 5, 2000 among Parent, Purchaser and the Company (the "MERGER AGREEMENT") (each defined term used herein shall have the meaning assigned to such term in the Merger Agreement), Purchaser shall not be required to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement, if prior to the expiration date of the Offer, (i) the Minimum Condition shall not have been satisfied, or (ii) the applicable waiting period under the HSR Act or any of the European Antitrust Laws shall not have expired or been terminated or
(iii) at any time on or after the date of the Merger Agreement and prior to the expiration date of the Offer, any of the following conditions exists:

    (a) there shall have been any action threatened or taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign Federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations, other than limitations generally affecting the industries in which the Company and Parent conduct their business, on, Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of the Company's businesses or assets as a whole, or compels Parent or Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of shares of Company Common Stock or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in the material delay in the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase a material amount of the shares of Company Common Stock, or (4) imposes material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the shares of the Company Common Stock including, without limitation, the right to vote the shares of the Company Common Stock purchased by it on all matters properly presented to the Company's stockholders; or

    (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities in the Nasdaq National Market System (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index) or a general suspension or material limitation on trading on or by, as the case may be, the SWX Swiss Exchange

(whether on the SWX New Market segment or otherwise) for a minimum of three consecutive trading days, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, The Netherlands, Switzerland or Sweden (whether or not mandatory), (3) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, The Netherlands, Switzerland or Sweden which materially adversely affects or delays the Offer, (4) any limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other financial institutions in a manner which prohibits the extension of funds to Parent or Purchaser or (5) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that is or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; or

    (d) (1) the Company shall have breached or failed to perform in all material respects any of its obligations under the Merger Agreement, (2) any of the representations and warranties of the Company contained in the Merger Agreement that are qualified by reference to a Company Material Adverse Effect shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time (except for representations and warranties which speak as of a particular date, shall not be true as of such particular date), or
(3) any of the representations and warranties of the Company contained in the Merger Agreement that are not so qualified shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time (except for representations and warranties which speak as of a particular date, shall not be true as of such particular date), except, in the case of clause (3) only, for such inaccuracies as are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect; or

    (e) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

    (f) if on either of (i) the date of the execution of the Purchase Agreement or (ii) on the first trading day immediately prior to the closing date of the Purchase Agreement, as such date is defined in the Purchase Agreement, the closing price of the Parent Ordinary Shares on the SWX Swiss Exchange shall be less than (i) 42 Swiss Francs or (ii) one-half of the closing price of the Parent Ordinary Shares on the SWX Swiss Exchange on the first trading day following the announcement of the Offer and the Merger.

    (g) All of the conditions for the closing of the Offer shall not have been satisfied in the reasonable judgment of the Global Coordinator for the Parent Equity Offering.

    (h) The Global Coordinator for the Parent Equity Offering shall not have received on or by the closing for the Parent Equity Offering the opinions of counsel and letters from accountants specified in the Purchase Agreement.

    (i) The SWX Swiss Exchange shall not have approved the Parent Ordinary Shares to be issued in the Parent Equity Offering for listing on the SWX New Market of the SWX Swiss Exchange or, prior to the date of the Purchase Agreement, an order suspending the public offering of the shares shall have been issued or proceedings for any such purpose shall have been instituted or contemplated by the SWX Swiss Exchange or any other governmental or self-regulatory agency or body.

    (j) The Purchase Agreement for the Parent Equity Offering shall have been terminated by the Global Coordinator as a result of (i) the occurrence of condition (f) as set forth above, (ii) trading generally shall have been suspended or materially limited on or by, as the case may be, the SWX Swiss Exchange (whether on the SWX New Market segment or otherwise), (iii) a general moratorium on commercial banking activities shall have been declared by authorities in either Switzerland or the Netherlands, (iv) there shall have occurred a general crisis in international exchange markets or (v) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, whether or not foreseeable, that, in the judgment of the Global Coordinator, is material and adverse and, in the case of any of the foregoing events, such event, singly or together with any other such event, makes it, in the judgment of the Global Coordinator after consultation with the Parent, impracticable to market the Parent Ordinary Shares as contemplated through the Parent Equity Offering.

    (k) the Merger Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of Parent or Purchaser but subject to the provisions of the Merger Agreement, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such conditions makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for shares of Company Common Stock.

    Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Purchaser or, subject to the terms of the Merger Agreement may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.